WHO’S YOUR DADDY (OTC: BB: WYDY) COMPLETES FINANCING
AGREEMENT IN THE AMOUNT OF $3,750,000.

San Diego, Ca. May 1, 2005. Who’s Your Daddy (OTC: BB: WYDY) is pleased to announce that it has completed a financing agreement, through its Investment Banking firm Geneva Equities for $3,750,000, and has already received the first tranche of funding in the amount of $1,250,000. An additional $2,500,000 is expected to be funded to WYDY over the next 90 days.

The financing will be used for the production, manufacturing, and distribution of the Who’s Your Daddy line of merchandise, various licensing agreements nationwide and abroad, and general working capital.

WYDY’s first priority will be the development and distribution of its Who’s Your Daddy, “King of Energy” energy drink.

The beverage program consists of a marketing campaign, which will highlight its energy drink, “Who’s Your Daddy”, “King of Energy”, through a national retail chain in the Southern California area. Upon success of the Southern California market campaign, the “Who’s Your Daddy,” “King Of Energy” product will then be distributed in 14 western states, through 150 regional stores.

WYDY CEO, Edon Moyal, stated that “Our goal over the next year will be the marketing and distribution of the Who’s Your Daddy product line as well as creating mass brand awareness and retail market penetration on a nationwide basis. The recent round of financing will allow us to achieve this goal on a larger scale over a shorter period of time than initially anticipated.

Mr. Moyal further stated “we are fortunate to have Geneva Equities as an Investment Banking Firm that shares the same vision that we have. Geneva Equities facilitated the financing that we needed to help make our dreams a reality.” Mr. Moyal continued, “Over the next 2 years, our collective goal will be to generate substantial revenues from licensing fees through the Who’s Your Daddy trademark, as well as distribution of all of the Who’s Your Daddy products. In addition to distribution of our own products, we intend to grow, and to increase revenues, through the acquisition of companies and products that complement our business model. “As the old expression goes, you ain’t seen nothing yet”.

The “Who's Your Daddy” product line, currently consists of over 300 products. This material includes forward-looking statements based on management's Current reasonable business expectations. In this document, the words "can," "anticipates," and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future.

Who’s Your Daddy, Inc.
Dan Fleyshman
President
(619) 284-4807
www.theclothingline.com